Exhibit 99.1

Zoom® Telephonics Reports Results for the Second Quarter of 2013

Boston, MA, July 31, 2013 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $3.0 million for the second quarter ended June 30, 2013 (“Q2 2013”), down 21.7% from $3.8 million for the second quarter of 2012.  Zoom reported net income of $49 thousand or $0.01 per share for Q2 2013 compared to a net loss of $211 thousand or $0.03 per share for Q2 2012, as Zoom’s gross profit increased and overall expenses decreased.

Gross profit was $1.03 million or 34.5% of net sales in Q2 2013, up from $0.92 million or 24.0% of net sales in Q2 2012.  In Q2 2013 Zoom resolved two pricing disputes, one customer and one supplier related, resulting in increased net sales of $53 thousand and increased gross profit of $247 thousand.  In addition, Zoom benefitted from improved cost of goods for one of its highest volume cable modems.

Operating expenses were $0.97 million or 32.3% of net sales in Q2 2013, down from $1.12 million or 29.3% of net sales in Q2 2012.  Selling expenses decreased $101 thousand to $400 thousand from Q2 2012 to Q2 2013 due primarily to lower costs for freight and sales commissions.  General and administrative expenses increased $55 thousand to $354 thousand from Q2 2012 to Q2 2013 due primarily to increased loan-related expenses and legal fees.  Research and development expenses decreased $107 thousand to $214 thousand from Q2 2012 to Q2 2013 due primarily to reduced certification and software consulting costs.

Zoom’s cash balance on June 30, 2013 was $44 thousand, down $152 thousand from December 31, 2012. Zoom’s $0.4 million decrease in current liabilities and $0.3 million loss for the first half of 2013 were the main reasons for the decrease in cash. This was partially offset by Zoom’s $0.5 million decrease in net inventory. Zoom’s current ratio was 2.4 on June 30, 2013.

“Q2 2013 showed a number of positives, including positive net income, improved gross margin, lower expenses, and positive sales momentum for our cable modems,” said Frank Manning, Zoom’s President and CEO.  “We hope to continue our cable modem momentum; and we hope to benefit from the fact that our biggest competitor is now owned by Arris, which is branding its cable modems at some major retailers as Arris Motorola rather than Motorola. We plan to continue expansion of our cable modem line and to introduce a new mobile broadband modem/router.  Our new line of ZoomGuardtm wireless sensors and controls is still not shipping, but we expect to being shipping in September.  Information about ZoomGuardtm is available at www.zoomtel.com/zoomguard1 .  Zoom’s rights offering materials were mailed to our shareholders last week, and we intend to use any proceeds received in August for working capital and to support the development of ZoomGuard.”

Zoom has scheduled a conference call for Thursday, August 1 at 10:00 a.m. Eastern Time.   You may access the conference call by dialing in the U.S. (866) 393-7958 or at (706) 643-5255.  The conference ID is 26849052.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q2, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.

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Forward Looking Statements
This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets
In thousands
(Unaudited)

	06/30/13	12/31/12
ASSETS

Current assets:

Cash	$44	$196
Marketable securities	33	44
Accounts receivable, net	1,896	1,966
Inventories	2,150	2,630
Prepaid expenses and other	247	262

Total current assets	4,370	5,098

Property and equipment, net	52	26

Total assets	$4,422	$5,124

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$742	$911
Accounts payable	771	931
Accrued expenses	289	380

Total current liabilities	1,802	2,222

Total liabilities	1,802	2,222

Stockholders’ equity:

Common stock and additional paid-in capital	33,995	33,974
Accumulated other comprehensive income (loss)	360	368
Unrealized gain (loss) on securities	(280)	(269)
Retained earnings (accumulated deficit)	(31,455)	(31,171)

Total stockholders’ equity	2,620	2,902

Total liabilities & stockholders’ equity	$4,422	$5,124

ZOOM TELEPHONICS, INC.
Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/13	6/30/12	6/30/13	6/30/12

Net sales	$2,999	$3,831	$5,817	$7,809
Cost of goods sold	1,965	2,911	4,079	5,900

Gross profit	1,034	920	1,738	1,909

Operating expenses:
Selling	400	501	823	1,027
General and administrative	354	299	694	614
Research and development	214	321	472	582
Total operating expenses	968	1,121	1,989	2,223

Operating profit (loss)	66	(201)	(251)	(314)

Other income (expense), net	(16)	(9)	(32)	(9)

Income (loss) before income taxes	50	(210)	(283)	(323)

Income tax expense (benefit)	1	1	1	2

Net income (loss)	$49	$(211)	$(284)	$(325)

Earnings (loss) per share:
Basic Earnings (loss) per share	$0.01	$(0.03)	$(0.04)	$(0.05)
Diluted Earnings (loss) per share	$0.01	$(0.03)	$(0.04)	$(0.05)

Weighted average number of shares outstanding:

Basic	6,974	6,974	6,974	6,974
Diluted	6,974	6,974	6,974	6,974